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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the use in this Registration Statement of Front Range Capital Corporation on Form SB-2 of our report relating to the consolidated balance sheet of Front Range Capital Corporation and subsidiary as of December 31, 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1999, dated February 15, 2000, appearing in the Prospectus, which is part of this Registration Statement.

         We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ FORTNER, BAYENS, LEVKULICH & CO., P.C.
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FORTNER, BAYENS, LEVKULICH & CO., P.C.

Denver, Colorado
June 23, 2000